Exhibit 10.46

DATED:	August 13th 2001 Amended March 1st 2005

 Teltronics Limited

- and -

 Duncan Anderson

__________________________________

EMPLOYMENT AGREEMENT

__________________________________

THIS AGREEMENT is made on the  13th  day of  August 2001.

B E T W E E N:

(1)	Teltronics Limited a company registered in England and Wales with registered company number 04248637, whose registered office is at England (the “Company”);
and
(2)	Duncan J. Anderson, 27 Weston Road, Olney, Buckinghamshire MK465BD (the “Employee”)

IT IS HEREBY AGREED as follows:

1.	Appointment

The Company appoints the Employee and the Employee agrees to serve the Company as in the position of Managing Director on and subject to the terms and conditions specified herein (the “Employment”).

2.	Commencement of Employment

2.1
The Employment will commence with effect from August 13, 2001 (the "Commencement Date") and, subject to Clause 20 below, shall continue thereafter until terminated by not less than twelve (12) months’ prior written notice given by either party to the other.

2.2	The Employee’s period of continuous employment with the Company began on August 13, 2001.

3.	Duties

3.1
The Employee shall be employed in the post of Managing Director or in such other capacity as the Company may from time to time reasonably require.  The Employee will report directly to the President and CEO of the Company.  The Employee’s responsibilities will include such duties as are in the reasonable opinion of the Company appropriate to and consistent with the post of Managing Director or in the event of a change in the capacity in which the Employee is employed by the Company pursuant to this Clause 3.1, such new capacity.  The Employee will be expected to carry out the duties assigned under this Employment Agreement in a proper, loyal and efficient manner and to use best endeavours to promote the interests and reputation of the Company and to do nothing which could be considered as harmful to the Company. The Employee shall obey the reasonable and lawful orders of the Company, given by or with the authority of the Company’s Board of Directors, and shall comply with all the Company’s rules, regulations, policies and procedures from time to time in force.

3.2
The Employee accepts that the Company may, at its discretion, assign to the Employee other duties or tasks not within the scope of the Employee’s normal duties, (including, without limitation, the carrying out of specific projects unrelated to the Employee’s normal duties), in addition to, or in place of, the Employee’s normal duties, it being understood that no duties will be assigned to the Employee which the Employee cannot reasonably perform.

3.3
The Employee may be required in pursuance of the duties assigned under this Employment Agreement to perform services for any Associated Company and, without further remuneration (except as otherwise agreed), to accept any such position in any Associated Company which is consistent with the Employee’s position with the Company, as the Company may from time to time reasonably require.  The Company may at its sole discretion assign the Employment to any Associated Company on the same terms and conditions as set out herein.

3.4
The Company hereby reserves the right, from time to time, to appoint any other person or persons to act jointly with the Employee in this appointment and to appoint any other person or persons to act in a capacity senior to the Employee.

4.	Hours of Work

4.1
The Employee will normally be required to work forty (40) hours per week on an eight (8) hours per day basis Monday to Friday.  However, in accordance with the provisions of Clause 20.4, the Company has the right to require the Employee to remain away from work on full pay and on such conditions as the Company may specify.

4.2
When deemed necessary by the Company, the Employee will also be expected to work outside and beyond normal hours, including weekends and/or holidays, and no extra payment will be made for such work.  The Employee hereby agrees that the forty-eight (48) hour limit under the Working Time Regulations 1998 (as amended) will not apply to the Employee unless or until the expiry of three (3) months’ written notice from the Employee to the Company to terminate this arrangement.

5.	Exclusivity of Service

5.1
During the Employment, the Employee will be expected to devote the Employee’s full time and attention to carrying out the duties assigned under this Employment Agreement and the Employee shall not (without the prior written consent of the Company) during the Employment directly or indirectly engage or be interested in, be concerned with, or provide services to, any other person, company, business entity or other organisation whatsoever (whether as an employee, officer, director, agent, partner, consultant or otherwise) SAVE AS provided in Clause 3.3 above, and SAVE FURTHER THAT the Employee may hold up to 5% of any securities in a company which is quoted on any Recognised Investment Exchange (as defined in Section 207 of the Financial Services Act 1986 or any equivalent provision under any superseding legislation).

5.2
The Employee hereby warrants that the Employee has fully disclosed in writing to the Company as set forth in Schedule II all circumstances in respect of which there is, or might be, a conflict of interest between the Company and/or any Associated Company and the Employee and/or the Employee’s Immediate Relatives, and the Employee further agrees to disclose fully in writing to the Company any such circumstances which may arise during the Employment.

6.	Remuneration

As compensation for the services to be provided by the Employee under this Employment Agreement, the Employee will be remunerated as follows:

6.1
The Employee’s basic salary will be £UK 90,000 per annum. This will be paid in equal monthly instalments in arrears by credit transfer into the Employee’s bank or building society account on or about the 28th day of each month.  The Company will review the Employee’s salary annually with effect from the anniversary of the Commencement Date each year without any undertaking by the Company that the Employee’s salary will be automatically increased as a consequence of such review.

6.2
The Employee will be entitled to participate in the Company’s Sales Compensation Plan (“the Plan”) in accordance with the terms of the Plan as from time to time apply.  The Employee will be entitled to a maximum target remuneration of £UK 60,000 Amount under the Plan conditional upon individual and EMEA region sales objectives being met.  The terms of participation in the Plan shall be determined by the Company in its sole discretion and are available on request from the Company.  The Company reserves the right to amend or terminate the Plan without notice at any time or to exclude the Employee from participation in the Plan without giving any reason.

7.	Expenses

The Company shall reimburse to the Employee all reasonable business expenses properly incurred and defrayed by the Employee in the proper performance of the Employee’s duties in accordance with the Company’s rules and policies relating to expenses provided that, on request, the Employee will provide the Company with such vouchers, receipts or other satisfactory evidence of actual payment of such expenses as the Company may, in its sole discretion, reasonably require.

8.	Deductions

The Company shall be entitled at any time during the Employment, and in any event on termination thereof (howsoever arising) to deduct from any payment owed to the Employee by the Company (including, without limitation, salary, payment in lieu of notice, any bonus or the like) any monies due from the Employee to the Company, including but not limited to any outstanding loans, advances, relocation expenses, overpayments, training costs, the cost of repairing any damage to the Company’s property caused by the Employee and any loss suffered by the Company as a result of the Employee’s negligence or breach of Company rules (including the cost of recovering the same), excess holiday, any sums due under Clause 11 below and any other monies from time to time owed by the Employee to the Company.

9.	Stock Options

The Employee shall be granted 20,000 stock options in accordance with the terms of Teltronics, Inc.’s stock option plan.

10.	Place of Work

10.1
The Employee’s normal place of work will be home based at the address above, although the Company reserves the right to change the Employee’s normal place of work upon one (1) month’s notice to any place in the United Kingdom.

10.2
The Employee may be required to work at any of the Company’s premises or at the premises of its customers, clients, suppliers or of any Associated Company within the United Kingdom from time to time.  The Employee will be reimbursed for any expenses properly incurred in connection with such duties in accordance with the Company’s rules and policies relating to expenses from time to time.

10.3
In the performance of the Employee’s duties hereunder, the Employee may be required to travel both within and outside the United Kingdom.  The Employee’s duties will not ordinarily require the Employee to work outside the United Kingdom for a period of more than one month.

11.	Sickness Benefits

11.1
In case of sickness or other incapacity for work, the Employee must comply with the Company’s rules, from time to time in force, regarding sickness notification and the provision of doctor’s certificates, details of which can be obtained from the Company.

11.2
The Company reserves the right to require the Employee, at the Company’s expense, to undergo a medical examination by a doctor or consultant nominated by the Company and to cease payment of Company Sick Pay if it is advised by such doctor that the Employee is fit to return to work.

11.3
On condition that the Employee has complied with the Company’s rules referred to at Clause 11.1 above and that the payment of Company Sick Pay has not been ceased in accordance with Clause 11.2, the Employee will be entitled to Company Sick Pay up to a maximum of three (3) months’ full pay per annum and subject to review by the Company thereafter.

11.4
When calculating the Employee’s pay for the purpose of Company Sick Pay, deductions will be made for any State sickness or other benefits recoverable by the Employee in connection with such sickness or incapacity, as well as normal deductions for tax and National Insurance.

11.5
In addition to Company Sick Pay, the Employee will be paid Statutory Sick Pay (“SSP”) when eligible to receive it in accordance with current legislation.  Where Company Sick Pay and SSP fail to be paid for the same day(s) of absence, the Employee will receive the higher of the two sums.  Further details regarding SSP can be obtained from the Company.

11.6
In the event that, during the Employment, the Employee is absent from work on grounds of sickness or other medical incapacity the Employee’s entitlement to the payment by the Company of pension contributions, participation in any incentive or bonus scheme and (to the extent permitted by law) accrual of holiday entitlement, shall cease on the expiry of the relevant period of the Employee’s entitlement to Company Sick Pay as set out in Clause 11.3 above.

11.7	Any outstanding or prospective entitlement to Company Sick Pay shall not prevent the Company from exercising its right to terminate the Employment in accordance with Clauses 2 or 20 hereof.

11.8
If any illness, accident or other incapacity of the Employee is, or appears to be, caused by the actionable negligence of a third party in respect of which damages are or may be recoverable, the Employee shall immediately notify the Company of that fact and of any claim, compromise, settlement or judgement made or awarded in connection with it.  The Employee hereby agrees to provide to the Company all particulars which the Company may reasonably request in relation to the same and will, if requested by the Company, refund all or such part of the sums paid to or for the benefit of the Employee by the Company by way of salary, bonus or benefits during the period of the Employee’s illness, accident or incapacity as the Company may reasonably determine.  Any such amount to be refunded by the Employee shall not exceed the amount of damages or compensation (and interest thereon) recovered by the Employee, less any unrecovered costs borne by the Employee in connection with the recovery of such damages or compensation, and shall not exceed the total remuneration paid to the Employee by way of salary, bonus and benefits in respect of the period of such illness, accident or other incapacity.  Any rights of the Company pursuant to this Clause 11.8 shall be without prejudice to the Employee’s entitlement to SSP in accordance with current legislation.

12.	Holidays

12.1
The Company’s holiday year runs from 1st January to 31st December.  In each holiday year the Employee will be entitled to twenty five (25) days’ paid holiday. The Employee must give at least one month’s notice of proposed holiday dates and these must then be agreed with the person to whom the Employee immediately reports.  The Employee must not without the prior consent of the Company carry any unused Company holiday entitlement forward to a subsequent holiday year.  The Employee will not be entitled to receive pay in lieu of any unused holiday entitlement except in accordance with the following Clause.

12.2
If the Employee starts or leaves the Employment during a Company holiday year, the Employee’s Company holiday entitlement in respect of that Company holiday year shall be 2 days for each complete month of service in that Company holiday year.  Upon termination of the Employment, the Employee will be:

12.2.1	entitled to pay in lieu of any unused Company holiday entitlement, save to the extent permitted by law where the Employment is terminated by the Company in accordance with Clause 20; or

12.2.2	required to pay to the Company pay received for holiday taken in excess of the Employee’s accrued company holiday entitlement. Any sums so due may be deducted from any money owing to the Employee.

12.3	The Company reserves the right to require the Employee to take any unused holiday entitlement during the Employee’s notice period, even if booked to be taken after the end of the notice period.

12.4
For the purpose of calculating any pay due to the Employee or owed by the Employee to the Company in accordance with this Clause 12, one (1) day’s pay shall be 1/253 of the Employee’s basic annual salary.

12.5
In addition to the Employee’s Company holiday entitlement, the Employee is entitled to all public holidays normally observed in the United Kingdom and will be paid for each such public holiday.  The Company reserves the right to require the Employee to work on a public holiday if necessary for the proper performance of the Employee’s duties.

13.	Acceptance of Gifts

The Employee may not, without the prior written consent of the Company, accept any gift and/or favour of whatever kind from any customer, client or supplier of the Company or any prospective customer, client or supplier of the Company.

14.	Pension and Other Benefits

14.1	The Employee will be eligible to participate in the Company’s pension scheme, subject to the applicable taxation laws. Full details of such scheme, will be available from the Company.

14.2
There is currently not in force a contracting-out certificate (issued in accordance with Chapter I of Part III of the Pension Schemes Act 1993) stating that the Employment is contracted out employment.

14.3
The Employee will have the benefit of a mobile telephone for use in connection with the Employment.  The Company will bear all expenses incurred in connection with such telephone except for expenses incurred in connection with the private use of the same.

15.	Reasonableness of Restrictions

The Employee hereby acknowledges that, in the course of performing the duties assigned under this Employment Agreement, the Employee will have access to, and come into contact with, trade secrets and confidential information belonging to the Company and/or to Associated Companies and will obtain personal knowledge of and influence over the customers and/or employees of the same.  The Employee accordingly agrees that the restrictions contained or referred to in Clauses 16 and 19 and Schedule I are reasonable and necessary to protect the legitimate business interests of the Company and its Associated Companies, both during and after the termination of the Employment.

16.	Confidentiality

16.1	During the Employment and at any time following the Termination Date, the Employee hereby agrees:

16.1.1
not without the prior written authorisation of the Company, to disclose the Confidential Information directly or indirectly to any person, firm, company or organisation, except as may be expressly required in performing services for the Company, any Associated Company or any client or customer of the Company or any Associated Company, and then only to persons within the Company, the Associated Company or any client or customer of the Company or any Associated Company who have a need to know the Confidential Information;

16.1.2	not to use or exploit the Confidential Information in any way other than as expressly required in performing services for the Company or any Associated Company;

16.1.3
not without the prior written authority of the Company to remove from the Company’s premises or copy or allow others to copy the contents of any document, computer disk, tape or other tangible item which contains any Confidential Information or which belongs to the Company or any Associated Company;

16.1.4
to return to the Company upon request and, in any event, at the Termination Date, all documents, computer disks and tapes and other tangible items in the Employee’s possession or under the Employee’s control which belong to the Company or any Associated Company or which contain or refer to any Confidential Information.

16.2
The Employee shall not at any time during the continuance of the Employment make any notes or memoranda relating to any matter within the scope of the Company’s business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

16.3
The obligations contained in Clause 16.1 will not apply to any disclosures required by law, and such disclosure obligations shall cease to apply in respect of any information or knowledge which may come into the public domain, other than by way of unauthorised disclosure, following termination of the Employment.

16.4
The Employee shall not make or communicate any statement (whether written or oral) to any representative of the press, television, radio or other media and shall not write any article for the press or otherwise for publication on any matter connected with or relating to the business of the Company or any Associated Company without obtaining the written approval of the Company.

17.	Copyright, Inventions and Patents

17.1
The Employee shall promptly disclose to the Company all copyright works or designs originated (including, without limitation, laboratory or production reports, manuals and related materials) conceived, written or made by the Employee alone or with others during the Employment (the “Works”) and shall hold them in trust for the Company until such rights shall be fully and absolutely vested in the Company.

17.2
The Employee hereby assigns to the Company by way of future assignment all copyright, design right and other proprietary rights (if any) for the full terms thereof throughout the world in respect of all Works.

17.3
The Employee hereby irrevocably and unconditionally waives in favour of the Company any and all rights conferred on the Employee (whether before, on or after the date hereof) by Chapter IV of Part I of the Copyright, Designs and Patents Act 1988 in connection with the authorship of any Works during the course of the Employment, wherever in the world enforceable, including without limitation the right to be identified as the author of such Works and the right not to have such Works subjected to derogatory treatment.

17.4
The Employee acknowledges that, for the purpose of the proviso to section 2 (1) of the Registered Designs Act 1949 (as amended), the covenants on the part of the Employee and the Company will be treated as good consideration and the Company will be the proprietor of any design which forms part of the Works.

17.5	The Employee shall, at the request and expense of the Company, do all things necessary or desirable to substantiate the rights of the Company to or in respect of any Works.

17.6
The Company and the Employee acknowledge and accept the provisions of Sections 39 to 42 of the Patents Act 1977 (the “Act”) relating to the ownership of employees’ inventions and the compensation of employees for certain inventions.

17.7
The Employee acknowledges and agrees that, by virtue of the nature of the Employee’s duties and responsibilities under this Employment Agreement, the Employee has a special obligation to further the interests of the Company within the meaning of Section 39(1)(b) of the Act.

17.8
If at any time during the Employment the Employee (whether alone or with any other person or persons) makes any improvement, invention or discovery which relates either directly or indirectly to the business of the Company or any Associated Company (“Invention”), the Employee shall promptly disclose to the Company full details, including drawings and models, of such Invention to enable the Company to determine whether or not it is a Company Invention.

17.9
If the Invention is a Company Invention, the Employee shall hold it in trust for the Company and, at the request and expense of the Company, do all things necessary or desirable to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent, registered design or other appropriate forms of protection for the Company Invention throughout the world and when so obtained or vested, to renew and maintain the same.

17.10
With respect to any rights in any Invention which is not a Company Invention (collectively “Employee Rights”), the Employee will, at the request and expense of the Company (and notwithstanding the termination of the Employment) forthwith license or assign (as determined by the Company) to the Company on an exclusive basis the Employee Rights and shall deliver to the Company all documents and other materials relating to any such Invention and, where appropriate, do all things necessary or desirable to enable the Company or its nominee to obtain for itself the full benefit of and to secure patent, registered design or other appropriate forms of protection for the Company in respect of the same throughout the world and when so obtained or vested, to renew and maintain the same. The Company shall pay to the Employee such compensation for any such licence or assignment as the Company shall determine in its sole discretion, subject to Section 40 of the Act.

17.11
The Employee irrevocably appoints the Company as attorney in the Employee’s name and on the Employee’s behalf (and notwithstanding the termination of the Employment) to execute documents, to use the Employee’s name and to do all things which may be necessary or desirable for the Company to obtain, renew and maintain for itself or its nominee the full benefit of the provisions of Clauses 17.9 and 17.10 above and a certificate in writing signed by any officer of the Company that any instrument or act falls within the authority hereby conferred shall be conclusive evidence that such is the case so far as any third party is concerned.

17.12
The Employee shall at the request and expense of the Company (and notwithstanding the termination of the Employment) sign and execute all such documents and do all such acts as the Company may reasonably require:

17.12.1
to contest any objection or opposition to the Company obtaining, and any petitions or applications for revocation of any Company Invention or other Invention licensed or assigned to the Company under this Clause 17;

17.12.2	to bring any proceedings for infringement of any Company Invention or other Invention licensed or assigned to the Company under this Clause 17; and

17.12.3	otherwise to give effect to the assignments, waivers or licences contemplated under this Clause 17.

17.13
Decisions as to the patenting and exploitation of any Company Invention or other Invention licensed or assigned to the Company under this Clause 17 shall be at the sole discretion of the Company and the Company hereby reserves the right to work any of such Inventions as a secret process in which event the Employee shall observe the obligations relating to Confidential Information which are contained in Clause 16 of this Employment Agreement.

18.	Data Protection

18.1
The Employee acknowledges that the Company will hold personal data relating to the Employee.  Such data will include the Employee’s name, employment application, address, references, bank details, performance appraisals, work, holiday and sickness records, next of kin, salary reviews, remuneration details and other records (which may, where necessary, include sensitive data relating to the Employee’s health, and data held for equal opportunities purposes).  The Company will hold such personal data for personnel administration and management purposes and to comply with its obligations regarding the retention of employee/worker records.  The Employee’s right of access to such data is as prescribed by law.

18.2	The Employee hereby undertakes and agrees that the Company may process personal data relating to the Employee for personnel administration and management purposes, and may, when necessary for those purposes, make such data available to its advisors, to third parties providing products and/or services to the Company, (such as IT systems suppliers, pension, benefits and payroll administrators), to regulatory authorities (including the Inland Revenue), and as required by law. Further, the Employee hereby agrees that the Company may transfer such data to and from its Associated Companies, both in the United Kingdom and in the United States of America.  By signing this Employment Agreement, the Employee expressly consents to the collection, transfer and use of such data in accordance with this Clause 18.

19.	Post-Termination Obligations

19.1	The Employee agrees to observe the post-termination obligations set out in Schedule I hereto.

19.2
The Employee agrees that in the event of the Employee receiving from any person, company, business entity or other organisation an offer of employment either during the continuance of this Employment Agreement or during the continuance in force of any of the restrictions set out in Schedule I hereto, the Employee will forthwith provide to such person, company, business entity or other organisation making such offer of employment a full and accurate copy of this Employment Agreement.

20.	Termination

20.1
Notwithstanding Clause 2 above, the Company may terminate the Employment without notice and without pay in lieu of notice in the event that the Employee is guilty of serious misconduct.  Conduct which justifies such termination of the Employment shall include, but will not be limited to, the following:

20.1.1	the Employee being guilty of dishonesty, gross misconduct, gross incompetence, gross negligence, wilful neglect of duty or any other serious breach of this Employment Agreement; or

20.1.2
conduct by the Employee (whether in the course of the Employee’s duties or otherwise) which is likely to bring the Employee, the Company or any Associated Company into disrepute or prejudice the interests of the Company or of any Associated Company; or

20.1.3
the Employee being, for an aggregate period of one hundred and twenty (120) days or more in any period of twelve (12) consecutive months, incapable of performing the Employee’s duties hereunder by reason of ill health or other incapacity whether accidental or otherwise; or

20.1.4	below standard performance by the Employee of the Employee’s duties, following a written warning from the Company relating to the same; or

20.1.5	the Employee being convicted of an indictable offence; or

20.1.6	the Employee being guilty of indecent and/or immoral acts, including victimisation or sexual harassment of colleagues or others; or

20.1.7
the Employee, directly or indirectly, advising, participating or acting in concert (within the meaning of the City Code on Take-Overs and Mergers) with any person who makes, or is considering making, any offer for the issued share capital of the Company.

Any delay by the Company in exercising any right of termination under this Clause 20 shall not constitute a waiver thereof.

20.2
The normal retirement age for men and women employees of the Company is sixty-five.  Subject to earlier termination pursuant to the terms of this Employment Agreement, the Employment shall be deemed to have terminated automatically and by mutual consent on the date the Employee reaches that age.  For the avoidance of doubt, if the Employment terminates pursuant to this Clause 20.2, the Company shall pay the Employee’s remuneration and benefits up to and including the date of the Employee’s sixty-fifth birthday and thereafter no amounts shall be due and owing from the Company to the Employee.

20.3
On termination of the Employment, the Employee shall forthwith return to the Company in accordance with the Company’s instructions all equipment, correspondence, records, specifications, software, models, notes, reports and other documents and any copies thereof and any other property belonging to the Company and/or its Associated Companies (including, but not limited to, any mobile telephone , keys, credit cards and passes) which are in the Employee’s possession or control.  The Employee shall, if so required by the Company, confirm in writing compliance with the obligations under this Clause 20.3.

20.4	The Employee hereby agrees that the Company may in its absolute discretion:

20.4.1
pay to the Employee a Compensation Payment in lieu of all or any part of any notice of termination of employment (irrespective of whether such notice of termination is given by the Employee or the Company) (to which, for the avoidance of doubt, the Employee shall have no entitlement unless and until the Company notifies the Employee in writing of its decision to make such Compensation Payment to the Employee); or

20.4.2
require the Employee not to attend work and/or not to undertake all or any of the Employee’s normal duties under this Employment Agreement during all or any part of any period of notice (irrespective of whether such notice is given by the Employee or the Company), PROVIDED ALWAYS that the Company shall continue to pay the Employee’s salary and contractual benefits  during any such period.

20.5
The Company shall have the right to suspend the Employee on full pay pending  any investigation into any potential dishonesty, gross misconduct or any other circumstances which may give rise to a right for the Company to terminate the Employment pursuant to Clause 20.1 above.  Any such suspension will not be considered as disciplinary action by the Company.

20.6
The termination of the Employment shall be without prejudice to any right of the Company in respect of any breach by the Employee of any of the provisions of this Employment Agreement which may have occurred prior to such termination.

21.	Grievance and Disciplinary Procedures

21.1
If the Employee has any grievance relating to the Employment, the Employee should proceed in accordance with the Company’s grievance procedures in force from time to time details of which can be obtained from the Company.  If the matter remains unresolved, the Employee should raise the matter in writing with the  President.

21.2
In the event of any disciplinary action relating to the Employee, the Employee should proceed in accordance with the Company’s disciplinary procedures in force from time to time details of which can be obtained from the Company.  If the Employee is dissatisfied with any disciplinary decision relating to the Employee, the matter should be raised with the President

21.3	Neither the grievance procedure nor the disciplinary procedure are contractually binding on the Company and it may, at its discretion, omit all or any of the stages of either or both procedures.

22.	Prescribed Information

There are no collective agreements which directly affect the terms and conditions of the Employment.

23.	Severability

The various provisions and sub-provisions of this Employment Agreement and the Schedules attached hereto are independent and severable and if any provision, sub-provision, Schedule or identifiable part thereof is held to be invalid or unenforceable by any court of competent jurisdiction then such invalidity or unenforceability shall not affect the validity or enforceability of the remaining provisions, sub-provisions, Schedules or identifiable parts thereof of this Employment Agreement or the Schedules attached hereto.

24.	Notices

24.1
Any notice to be given hereunder shall be delivered (i) in the case of the Company by first class post addressed to the Company’s Registered Office for the time being and (ii) in the case of the Employee, either to the Employee personally or by first class post to the Employee’s last known address.  The Employee shall from time to time promptly furnish the Company with details of any change in the Employee’s current address.

24.2
Notices served personally shall be deemed delivered on such service and notices served by post shall be deemed delivered on the second business day after the date of posting.  For the purposes of this Clause, “business day” means a day on which banks are open for business in the place of both the posting and the address of the notice.

25.	Definitions

In this Employment Agreement the following terms and expressions shall have the meanings set out below:

25.1	an “Associated Company” includes, without limitation, Teltronics, Inc. and its subsidiaries, and any firm, company, corporation or other organisation:

25.1.1	which is directly or indirectly controlled by the Company; or

25.1.2	which directly or indirectly controls the Company; or

25.1.3	which is under direct or indirect common control with the Company; or

25.1.4	of which the Company or any other Associated Company owns or has a beneficial interest in 20% or more of the issued share capital or 20% or more of its capital assets; or

25.1.5	is the successor in title or assigns of the firms, companies, corporations or other organisations referred to above.

For the purpose of this Clause 25, a Company shall be regarded as in control of another company if it owns directly or indirectly more than 50% of the voting stock or other ownership or economic interest of the other company or if it directly or indirectly possesses the power to direct or cause the direction of the management and policies of the other company by any means whatsoever.

25.2
“Company Invention” means any improvement, invention or discovery made by the Employee which, applying the provisions of Section 39 of the Patents Act 1977 in the determination of ownership is, as between the parties, the property of the Company.

25.3	“Compensation Payment” means a sum calculated as follows:
A x £B 253

“A”
is the number of days of the Employee’s notice of termination of employment (i) to which the Employee is entitled under Clause 2.1 above; or (ii) where the notice period has already commenced, the number of days of such notice period which remain outstanding;

“B”
is the Employee’s annual basic salary referred to in Clause 6.1 above on the date when the Employee is notified in writing by the Company that it will be making a Compensation Payment.  For the avoidance of doubt, this shall not include the value of any benefits, bonus/incentive, commission, or holiday entitlement which would have accrued to the Employee had the Employee been employed until the expiry of the notice period under Clause 2.1 above.

25.4
“Confidential Information” means all and any Corporate Information, Marketing Information, Technical Information and other information (whether or not recorded in documentary form) to which the Company or any Associated Company attaches an equivalent level of confidentiality or in respect of which it owes an obligation of confidentiality to any third party (i) which the Employee shall acquire at any time during the Employment, but which does not form part of the Employee’s stock in trade; and (ii) which is not readily ascertainable by persons not connected with the Company or any Associated Company.

25.5
“Corporate Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the business methods, corporate plans, strategic plans and forecasts, management systems, organisation and management of the Company, or any Associated Company, its finances and any maturing new business opportunities or research and development projects of the Company or any Associated Company.

25.6
“Immediate Relatives” shall include any grandparent, spouse, child, step-child, adopted child, grandchild, parent or spouse’s parent; or any child, step-child, adopted child, grandchild of any such person; or any spouse of any of the foregoing and for the purposes of this definition “spouse” includes de facto spouses or co-habitees.

25.7
“Marketing Information” means all and any information (whether or not recorded in documentary form or on computer disk or tape) relating to the marketing or sales of any past, present or future service of the Company or any Associated Company, including, without limitation, sales targets and statistics, market share and pricing statistics, marketing surveys and plans, market research reports, sales techniques, price lists, discount structures, advertising and promotional material, buying habits, the names, addresses, telephone numbers, contact names and identities of customers and potential customers of and suppliers and potential suppliers to the Company or any Associated Company, the nature of their business operations, products, services, programs and processes sold, licensed and developed by the Company or any Associated Company, their requirements for any service sold to or purchased by the Company or any Associated Company and all confidential aspects of their business relationship with the Company or any Associated Company.

25.8
“Technical Information” means all and any trade secrets, secret formulae, processes, inventions, improvements, designs, know-how discoveries, computer programs, systems and/or software, source materials, integrated systems, ideas, trademarks, technical specifications and other technical information (whether or not recorded in documentary form or on computer disk or tape) relating to the supply of any past, present or future service of the Company or any Associated Company.

25.9	“Termination Date” shall mean the date upon which the Employment terminates.

26.	Construction

26.1
The provisions of Schedule I and Schedule II hereto and any additional terms endorsed in writing by or on behalf of the parties hereto shall be read and construed as part of this Employment Agreement and shall be enforceable accordingly.

26.2
The benefit of each agreement and obligation of the Employee under Clause 16 and Schedule I of this Employment Agreement may be assigned to and enforced by all successors and assigns of the Company from time to time and such agreements and obligations shall operate and remain binding notwithstanding the termination of this Employment Agreement, howsoever arising.

27.
Prior Agreements

This Employment Agreement supersedes all previous letters of engagement, agreements and arrangements (whether oral or in writing) relating to the subject-matter hereof between the Company and the Employee, all of which will be deemed to have been terminated by mutual consent.  This Employment Agreement constitutes the entire terms and conditions relating to the Employment and no waiver or modification hereof shall be valid unless in writing, signed by the parties hereto and only to the extent therein set forth.

28.	Governing Law This Employment Agreement is governed by and construed in accordance with the laws of England and the parties hereby submit to the exclusive jurisdiction of the English Courts.

IN WITNESS WHEREOF the parties hereto have executed this Employment Agreement as a Deed.

/s/ DUNCAN J. ANDERSON
SIGNED by Duncan J. Anderson	)
and delivered as a Deed	)
in the presence of: /s/ R. Powell	)

/s/ EWEN R. CAMERON
SIGNED and DELIVERED for and	)
on behalf of Teltronics Limited	)
by Ewen R. Cameron, Chairman	)
of the said Company	)

SCHEDULE I

1.	Non-Solicitation of Customers

As a material term of this Employment Agreement and in order to protect the goodwill, the client and vendor relations, the Confidential Information, the competitive business advantage of the Company and the Company’s investment in the training and education of its employees, the Employee hereby agrees that, during the Employment and for a period of six (6) months immediately following the Termination Date, the Employee shall not, within the Restricted Area, directly or indirectly, either individually or on behalf of or with any person, organization or entity and so as to be in competition with the Business:

1.1	in any capacity whatsoever, solicit or facilitate the solicitation of, any business, orders or custom for any service which competes with the Restricted Services from any Customer; or

1.2	in any capacity whatsoever, accept or facilitate the acceptance of, orders for any service which competes with the Restricted Services from any Customer;

in each case unless first obtaining the prior written permission of the Company.

2.	Non-Competition

The Employee hereby agrees that the Employee will not, directly or indirectly, for a period of six (6) months following the Termination Date:

2.1	hold any Material Interest in any business which is or shall be wholly or partly in competition within the Restricted Area with any of the Businesses; or

2.2
hold any Material Interest in any person, firm or company which requires or might reasonably be thought by the Company to require the Employee to disclose or make use of any Confidential Information in order properly to discharge the Employee’s duties or to further the Employee’s interest in such person, firm or company.

3.	Non-Solicitation of Employees

The Employee hereby agrees that the Employee will not for a period of six (6)  months immediately following the Termination Date either on the Employee’s own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1	induce, solicit, entice, or procure any person who is a Company Employee to leave the Company’s employment where that person is a Company Employee as at the Termination Date; or

3.2	be personally involved to a material extent in accepting into employment or otherwise engaging or using the services of, any person who is a Company Employee as at the Termination Date.

4.	Associated Companies

4.1
The provisions of paragraphs 4.2 and 4.3 below shall apply solely in respect of those Associated Companies (i) to whom the Employee provided services under the terms of this Employment Agreement or (ii) for whom the Employee was responsible, or (iii) with whom the Employee was otherwise concerned, during the period of one year immediately preceding the Termination Date.

4.2
Save in the case of this paragraph 4, the paragraphs and defined terms in this Schedule I shall, in addition to their application to the Company, apply as though references to the “Associated Company” were substituted for references to the “Company”.  The obligations undertaken by the Employee pursuant to this Schedule I shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

4.3
In relation to each Associated Company referred to in paragraphs 4.1 and 4.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Employee agrees that, if required to do so by the Company, the Employee will enter into express covenants on the same terms as those set out in paragraphs 1, 2 and 3 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Employee fails, within seven (7) days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Employee, to execute all such documents as are required to give effect to the foregoing on the Employee’s behalf.

5.	Definitions

For the purposes of this Schedule I, the following terms and expressions shall have the meanings set out below:

5.1	“Businesses” means all and any trades or other commercial activities of the Company:

(a)	with which the Employee shall have been concerned or involved to any material extent at any time during the final two years of the Employment which the Company shall carry on with a view to profit; or

(b)
which the Company shall at the Termination Date carry on with a view to profit or have determined to carry on with a view to profit in the immediate or foreseeable future and in relation to which the Employee shall at the Termination Date possess any Confidential Information.

5.2	“Company” and “Associated Company” shall be as defined in the Employment Agreement, and shall include their successors in title and assigns.

5.3
“Company Employee” means any person who was employed by the Company for at least three (3) months prior to and on the Termination Date and with whom the Employee had material contact or dealings in performing the duties of the Employment.

5.4	“Customer” means any person, firm or company:

5.4.1
with whom or which the Employee or anyone working under the Employee’s control or supervision has had material contact or dealings on behalf of the Company during the period of one year prior to the Termination Date; or

5.4.2
for whom the Employee was directly responsible in a client management capacity on behalf of the Company during the period of one year prior to the Termination Date and who or which shall at the Termination Date be negotiating with the Company for the provision of any Restricted Services or to whom or which the Company has provided any Restricted Services.

5.5	"Material Interest" means:

5.5.1	the holding of any position as director, officer, employee, consultant, partner, principal or agent;

5.5.2
the direct or indirect control or ownership (whether jointly or alone) of any shares (or any voting rights attached to them) or debentures save for the ownership for investment purposes only of up to 5% of any securities in a company which is quoted on any Recognised Investment Exchange (as defined in Section 207 of the Financial Services Act 1986 or any equivalent provision under any superseding legislation); or

5.5.3	the direct or indirect provision of any financial assistance.

5.6	“Restricted Area” means the United Kingdom and any country in which the Company carries on or intends to carry on any of the Businesses as at the Termination Date.

5.7	“Restricted Services" means the provision, support and servicing of software for telecommunications account management as carried on by the Company in the ordinary course of business.

5.8	“Termination Date” shall have the meaning set out in Clause 25 of the Employment Agreement.

SCHEDULE II

Conflict of Interest